Exhibit 99.1

River Valley Bancorp
Announces Earnings for the Fiscal Year
Ended December 31, 2004

For Immediate Release
Thursday, January 20, 2005

Madison, Indiana – January 20, 2005– River Valley Bancorp (NASDAQ Small Cap Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced earnings for the fiscal year and fourth quarter ended December 31, 2004.

Net income for the fiscal year ended December 31, 2004 was $2,347,000. Earnings per basic share for fiscal 2004 was $1.48. This compares to net income for fiscal 2003 of $2,655,000, or $1.67 per basic share. The earnings for 2004 reflect approximately a $308,000, or a 11.6%, decrease from that recorded for 2003. The return on average assets for fiscal 2004 was 0.88%; the return on average equity was 10.45%. For fiscal 2003 those numbers were 1.11% and 12.22% respectively.

Assets totaled $289.7 million as of December 31, 2004, an increase of 13.6%, from $255.1 million recorded as of December 31, 2003. Net loans, including loans held for sale, were $231.4 million as of December 31, 2004, an increase of $38.7 million, or 20.1%, from that recorded as of December 31, 2003. Deposits decreased by $9.4 million, or 5.2%, from that recorded for the year ended 2003, to $170.5 million as of December 31, 2004. While deposits decreased, growth was funded in part by a $20.4 million growth in sweep account balances that by contractual arrangements are shown as short-term borrowings.

Stockholder’s equity as of December 31, 2004 was $22.4 million, or 7.7% as expressed as a percentage of assets. Book value of River Valley Bancorp stock was $14.01 as of December 31, 2004, compared to $13.88 at December 31, 2003.

“Coming off record years in which we were able to take advantage of record secondary mortgage loan originations, it was not prudent in 2004 to primarily rely on home mortgage originations as a sustainable source of income. Fee income associated with the sales of loans on the secondary market fell from over $1,014 000 in 2003 to approximately $195,000 in 2004,” states Matthew P. Forrester, president of River Valley Bancorp. The CEO further adds, “In 2004, the Corporation transitioned to a loan portfolio built on adjustable rate consumer and commercial real estate products. In the short-term, it hurts margins and depresses interest income; in the long-run, with diligent underwriting and thoughtful growth the Corporation becomes even stronger. There are costs associated with any transition, but the benefit affords us the prospect of a return to record earnings without relying on another half century low in interest rates.”

For the fourth quarter ended December 31, 2004, the Corporation reported net income of $547,000 or $0.34 per basic share. This compared to net income of $629,000 or $0.39 per basic share for the quarter ended December 31, 2003. This decrease reflected higher operating costs associated with personnel and benefit expense, increased professional services, and lower non-interest income compared to the same period in 2003.

For the fiscal year, the Corporation’s stock traded in a range of $21.00 to $29.07. The stock closed on December 31, 2004 at $22.31.

Contact:	Matthew P. Forrester — President, CEO River Valley Bancorp, 812-273-4949